Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer
(763) 551-5000

CONTACT:	Investor Relations:
Cara O’Brien/Melissa Myron
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS

SEPTEMBER SALES RESULTS

Minneapolis, MN, September 30, 2004 – Christopher & Banks Corporation (NYSE: CBK) today reported total sales for the four-week period ended September 25, 2004 increased 5% to $31.7 million from $30.2 million last year, while September same-store sales declined 7%.

For the seven months ended September 25, 2004 total sales rose 8% to $230.7 million from $213.3 million in the prior year period, while same-store sales declined 5%.  As of September 25, 2004, the Company operated 594 stores compared to 513 stores as of September 27, 2003.

Bill Prange, Chairman and Chief Executive Officer, commented, “September same-store sales results were essentially in line with the guidance we provided in our September 21, 2004 earnings release.  In addition, we are encouraged that we were able to generate same-store sales increases in several western states where temperatures were cooler than seasonal averages.”

Christopher & Banks will hold a special investors conference call today, September 30, 2004 at 9:00 a.m. Eastern time to discuss the previously announced acquisition of Acorn stores as well as September sales results.  Interested parties should call 1-800-938-0653.  You may access this call via the internet at www.christopherandbanks.com.  A replay of the call will be available through October 6, 2004 and can be accessed by dialing 1-877-519-4471.  The passcode for the replay is 5234928.  A replay can also be accessed at the company website at www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing providing exclusive fashions under the Christopher & Banks and C.J. Banks labels.  Currently, the Company operates 594 stores in 44 states.  For more information on Christopher & Banks Corporation, visit the Company’s website at www.christopherandbanks.com.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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